Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Reg. No. 333-173224) on Form S-4 of our report dated June 27, 2011, on the combined financial statements of Central Carting Disposal, Inc. and CCI Hauling, Inc. as of December 31, 2010, and for the year then ended, appearing in Swisher Hygiene, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2011. We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina

January 12, 2012